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                [NationsBanc Montgomery Securities Letterhead]


February 28, 1998                                                    Exhibit 7

Special Committee of the Board of Directors
First Alert, Inc.
3901 Liberty Street Road
Aurora, IL  60504-8122

ATTN:    John R. Albers
         Albert L. Prillaman

Gentlemen:

         We understand that First Alert, Inc., a Delaware corporation ("Seller"), Sunbeam Corporation, a Delaware corporation ("Parent"), and Sentinel Acquisition Corp., a Delaware corporation ("Buyer"), propose to enter into an Agreement and Plan of Merger dated as of February 28, 1998 (the "Merger Agreement"). Pursuant to the Merger Agreement, we understand that Buyer will make a cash tender offer (the "Offer") for each outstanding share of the common stock, $ .01 par value per share, of Seller ("Seller Common Stock") at a price per share of $5.25 (the "Consideration") and that thereafter Buyer will be merged into Seller in a transaction in which each outstanding share of Seller Common Stock (other than shares held by Buyer or Parent) will be converted into the Consideration (the "Merger"). The terms and conditions of the Offer and the Merger are set forth in more detail in the Merger Agreement.

         You have asked us for our opinion as investment bankers as to whether the Consideration to be received by the stockholders of Seller (other than Buyer or Parent) pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise Seller with respect to alternatives to the Offer or the Merger or Seller's underlying decision to proceed with or effect the Offer or the Merger. Further, we were not requested to nor did we solicit or assist Seller in soliciting indications of interest from third parties for all or any part of Seller.

         In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller, including the consolidated financial statements for recent years and interim periods to December 31, 1997 and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly

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First Alert, Inc.
February 28, 1998
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available information concerning the trading of, and the trading market for,
Seller Common Stock and (iv) compared Seller from a financial point of view with certain other companies in the home security and consumer durables industries which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the home security and consumer durables industries which we deemed to be comparable, in whole or in part, to the Offer and the Merger; (vi) prepared a discounted cash flow analysis and compared these results to the Consideration;
(vii) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by them, including financial forecasts and related assumptions of Seller; (viii) made inquiries regarding and discussed the Offer and the Merger and the Merger Agreement and other matters related thereto with Seller's counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.

         In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by Seller management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of management at the time of preparation as to the future financial performance of Seller and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's assets, financial condition, results of operations, business or prospects since the dates of its last financial statements made available to us. We have relied on advice of counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to Seller and the Merger Agreement, including the legal status and financial reporting of litigation involving Seller. We have assumed that the Offer and the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as


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First Alert, Inc.
February 28, 1998
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in effect on, and the information made available to us as of, the date hereof.
Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

         We have further assumed with your consent that the Offer and the Merger will be consummated in accordance with the terms described in the Merger

Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

         We have been retained solely for the purposes of rendering an opinion to the Special Committee of the Board of Directors of Seller as to the fairness to the stockholders of Seller from a financial point of view of the Consideration and will receive a fee for our services, the payment of which is contingent on consummation of the Offer and the Merger. In addition, one of our affiliates is a senior lender to Seller.

         Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of Seller pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

         This opinion is directed to the Special Committee of the Board of Directors of Seller in its consideration of the Offer and the Merger and is not a recommendation to any stockholder as to whether such stockholder should accept the Offer or how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the stockholders and does not address the relative merits of the Offer and the Merger and any alternatives to the Offer and the Merger, Seller's underlying decision to proceed with or effect the Offer and the Merger, or any other aspect of the Offer or the Merger. This opinion may not be used or referred to by Parent, Buyer or Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or tender offer statement filed with the Securities and Exchange Commission in connection with the Merger Agreement.

                                       Very truly yours,

                                       /s/ NationsBanc Montgomery Securities LLC

                                       NATIONSBANC MONTGOMERY SECURITIES LLC